Exhibit 21.1

Subsidiaries of the Registrant, as of December 31, 2023

Subsidiary	Jurisdiction of Organization

Advanced Medical Personnel Services, LLC	Delaware

AMN Allied Services, LLC	Delaware

AMN Healthcare Allied, Inc.	Texas

AMN Healthcare, Inc.	Nevada

AMN Healthcare Interim Solutions, LLC	Delaware

AMN Healthcare Language Services, Inc.	Delaware

AMN Healthcare Locum Tenens, Inc.	Delaware

AMN Healthcare Physician Permanent Placement, LLC	California

AMN Leadership Solutions, Inc.	Delaware

AMN Services, LLC	North Carolina

AMN Staffing Services, LLC	Delaware

AMN Workforce Solutions, LLC	Delaware

Avantas, LLC	Nebraska

B4Health, LLC	Maryland

Connetics Communications, LLC	California

DrWanted.com, LLC	Delaware

HealthSource Global Staffing, Inc.	California

Medefis, Inc.	Delaware

MSI Systems Corp.	Pennsylvania

Nursefinders, LLC	Texas

O’Grady-Peyton International (USA), Inc.	Massachusetts

ShiftWise, Inc.	Oregon

Silversheet Inc.	Delaware

Spectrum Insurance Company, Inc.	Hawaii

Stratus Video Costa Rica, S.A.	Costa Rica

Synzi, LLC	Delaware